EXHIBIT 99.1

ACME Board of Directors Approves Stock Buy Back Program

SANTA ANA, Calif., June 7, 2004 (PRIMEZONE) -- ACME Communications, Inc. (Nasdaq:ACME) announced today that its Board of Directors has approved the repurchase of up to $5 million of ACME common stock. The repurchases will be made pursuant to a 10b5-1 purchase plan and in negotiated and block transactions as market and business conditions warrant. The Company will finance the purchase of the shares through borrowings under its current senior credit facility, which has been recently amended to allow for the stock buy back. The share repurchase plan will expire on December 31, 2004.

Jamie Kellner, ACME's Chairman and CEO, commented, "We feel that the repurchase of our common stock at current price levels represents an attractive use of our capital, as well as an opportunity to increase value for our shareholders. Today's announcement also reflects the confidence that we have in our business and our ability to post continued growth by maximizing revenue and market share in our respective television markets."

About ACME Communications

ACME Communications, Inc. owns and operates nine television stations serving markets covering 3.7% of the nation's television households, making the Company the fourth largest affiliate group of The WB Television Network. The Company's stations are: KUWB-TV, Salt Lake City, UT; KWBQ-TV and KASY-TV, Albuquerque-Santa Fe, NM; WBDT-TV, Dayton, OH; WBXX-TV, Knoxville, TN; WIWB-TV, Green Bay-Appleton, WI; WBUI-TV, Champaign-Springfield-Decatur, IL; WTVK-TV, Ft. Myers-Naples, FL and WBUW-TV, Madison, WI. All of the Company's stations, except KASY-TV, a UPN affiliate, are WB Network affiliates. ACME's shares are traded on the NASDAQ Stock Market under the symbol: ACME.

CONTACT:  ACME Communications, Inc.
          Tom Allen
          Executive Vice President and CFO
          (714) 245-9499

          Brainerd Communicators, Inc.
          Todd St. Onge
          (212) 986-6667
          stonge@braincomm.com